Exhibit 99.1

              TRANSGENOMIC RECEIVES LETTER FROM NASDAQ STOCK MARKET

OMAHA, Neb., February 22, 2006 / -- Transgenomic Inc. (Nasdaq: TBIO) announced today that it had received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market on February 15, 2006, indicating that the Company does not comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). Therefore, in accordance with Marketplace Rule 4450(e)(2), Transgenomic will have 180 days, or until August 14, 2006, to regain compliance. If, at any time before August 14, 2006, the bid price of the Company's common stock closes at or above $1.00 per share for at least ten consecutive business days, Transgenomic will have achieved compliance with the $1.00 minimum bid price rule. The Nasdaq staff may, in its sole discretion, require the Company to maintain a closing bid price of at least $1.00 per share for a longer period before determining that the Company has demonstrated the ability to maintain long-term compliance.

ABOUT TRANSGENOMIC

Transgenomic is a global company that provides versatile and innovative products and services to the medical research and pharmaceutical markets. Transgenomic's WAVE Systems are specifically designed for use in genetic variation detection. They have broad applicability to genetic research and molecular diagnostics. The emerging pursuit of personalized medicine is driving the ongoing need to detect new, uncharacterized mutations and genetic polymorphisms. The high analytical sensitivity of the WAVE System makes it a uniquely enabling technology for the advancement of personalized medicine. To date there have been over one thousand systems installed in over 30 countries around the world. In addition to the sale of systems and consumables Transgenomic provides services to pharmaceutical and biopharmaceutical companies in preclinical and clinical development of targeted therapeutics. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

TRANSGENOMIC CAUTIONARY STATEMENTS

Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the future trading price of the Company's common stock and the future listing of the Company's common stock on Nasdaq. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

For confirmation of release or further information, please contact:

         Mitchell L. Murphy
         Transgenomic Inc.
         402-452-5418
         mmurphy@transgenomic.com